Exhibit 99.1

Contact: Charity Frantz
January 16, 2020	570-724-0225
charityf@cnbankpa.com

C&N DECLARES DIVIDEND AND Announces FOURTH QUARTER 2019 UNAUDITED
Financial RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (“C&N”) (NASDAQ: CZNC) announced its most recent dividend declaration and its unaudited, consolidated financial results for the three-month and annual periods ended December 31, 2019.

Dividend Declared

C&N’s Board of Directors declared a regular quarterly cash dividend of $0.27 per share. The dividend is payable on February 7, 2020 to shareholders of record as of January 27, 2020. Declaration of the dividend was made at the January 16, 2020 meeting of C&N’s Board of Directors.

Acquisitions of Monument Bancorp, Inc. and Covenant Financial, Inc.

C&N’s acquisition of Monument Bancorp, Inc. (“Monument”) was completed April 1, 2019. Monument was the parent company of Monument Bank, a commercial bank which operated two community bank offices and one lending office in Bucks County, Pennsylvania. Total purchase consideration was $42.7 million, including 1,279,825 shares of C&N common stock issued with a value of $33.1 million and cash paid totaling $9.6 million. Holders of Monument common stock prior to the consummation of the merger held approximately 9.4% of C&N’s common stock outstanding immediately following the merger.

In connection with the transaction, C&N recorded goodwill of $16.4 million and a core deposit intangible asset of $1.5 million. Total loans acquired on April 1, 2019 were valued at $259.3 million, while total deposits assumed were valued at $223.3 million, borrowings were valued at $111.6 million and subordinated debt was valued at $12.4 million. The subordinated debt included an instrument with a fair value of $5.4 million that was redeemed on April 1, 2019 with no realized gain or loss. C&N acquired available-for-sale debt securities valued at $94.6 million and sold the securities in early April for approximately no realized gain or loss. The assets purchased and liabilities assumed in the merger were recorded at their estimated fair values at the time of closing and may be adjusted for up to one year subsequent to the acquisition. In the fourth quarter 2019, C&N recorded adjustments to various assets acquired and liabilities assumed from the merger, resulting in a net reduction in goodwill of $230,000.

Merger-related expenses associated with the Monument transaction totaled $3.8 million for the year ended December 31, 2019, including costs associated with termination of data processing contracts, conversion of Monument’s customer accounting data into C&N’s core system, severance and similar expenses, legal and other professional fees and various other costs.

In December 2019, C&N announced a plan of merger to acquire Covenant Financial, Inc. (“Covenant”) in a transaction valued on December 18, 2019 at approximately $77 million. Under the terms of the definitive agreement, C&N will pay cash for 25% of the Covenant shares and will convert 75% of Covenant shares to C&N common stock. Covenant is the holding company for Covenant Bank, which operates banking offices in Bucks and Chester Counties of PA. Covenant had total assets of $512 million at September 30, 2019. The merger is subject to satisfaction of customary closing conditions, including receipt of regulatory approvals and approval of Covenant’s shareholders. The merger is expected to close in the third quarter 2020. In the fourth quarter 2019, C&N incurred merger-related expenses totaling $287,000 related to the planned acquisition of Covenant. Management estimates pre-tax merger-related expenses associated with the Covenant acquisition will total approximately $8 million ($6.6 million, net of tax), with most of the expenses expected to be incurred in the third quarter 2020.

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Unaudited Financial Information

Net income was $0.40 per diluted share in the fourth quarter 2019 as compared to $0.39 in the third quarter 2019 and $0.46 in the fourth quarter 2018. For the year ended December 31, 2019, net income per diluted share was $1.46 as compared to $1.79 per share in 2018. Earnings for the year ended December 31, 2019 were significantly impacted by the Monument acquisition, including the effects of merger-related expenses described earlier. Further, interest income on loans acquired from Monument, partially offset by interest expense on deposits, borrowings and subordinated debt assumed, contributed to growth in C&N’s net interest income, while costs associated with the expansion contributed to an increase in noninterest expenses.

Earnings for the year ended December 31, 2018 included the benefit of a realized gain on a restricted equity security (Visa Inc. Class B stock) partially offset by the impact of a loss on available-for-sale debt securities. In 2018, pre-tax realized gains on Visa Class B stock totaled $2.3 million while pre-tax realized losses on available-for-sale securities totaled $288,000.

The following table provides a reconciliation of C&N’s fourth quarter and annual 2019 unaudited earnings results under U.S. generally accepted accounting principles (U.S. GAAP) to comparative non-U.S. GAAP results excluding merger-related expenses and realized gains and losses on securities. Management believes disclosure of unaudited fourth quarter and annual 2019 and 2018 earnings results, adjusted to exclude the impact of these items, provides useful information to investors for comparative purposes.

RECONCILIATION OF NET INCOME AND

DILUTED EARNINGS PER SHARE TO NON-U.S.

GAAP MEASURE

(Dollars In Thousands, Except Per Share Data)

(Unaudited)

	4th Quarter 2019				4th Quarter 2018
	Income			Diluted	Income			Diluted
	Before	Income		Earnings	Before	Income		Earnings
	Income	Tax		per	Income	Tax		per
	Tax	Provision	Net	Common	Tax	Provision	Net	Common
	Provision	(1)	Income	Share	Provision	(1)	Income	Share
Results as Presented Under U.S. GAAP	$6,593	$1,135	$5,458	$0.40	$6,702	$1,021	$5,681	$0.46
Add: Merger-Related Expenses	281	31	250		128	17	111
Net (Gains) Losses on Available-for-Sale Debt Securities	(3)	(1)	(2)		4	1	3
Adjusted Earnings, Excluding Effect of Merger-Related Expenses, Gain on Restricted Equity Security and Net Gains and Losses on Available-for-Sale Debt Securities (Non-U.S. GAAP)	$6,871	$1,165	$5,706	$0.42	$6,834	$1,039	$5,795	$0.47

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	Year Ended Dec. 31, 2019				Year Ended Dec. 31, 2018
	Income			Diluted	Income			Diluted
	Before	Income		Earnings	Before	Income		Earnings
	Income	Tax		per	Income	Tax		per
	Tax	Provision	Net	Common	Tax	Provision	Net	Common
	Provision	(1)	Income	Share	Provision	(1)	Income	Share
Results as Presented Under U.S. GAAP	$23,409	$3,905	$19,504	$1.46	$26,263	$4,250	$22,013	$1.79
Add: Merger-Related Expenses	4,099	829	3,270		328	23	305
Less: Gain on Restricted Equity Security					(2,321)	(487)	(1,834)
Net (Gains) Losses on Available-for-sale Debt Securities	(23)	(5)	(18)		288	60	228
Adjusted Earnings, Excluding Effect of Merger-Related Expenses, Gain on Restricted Equity Security and Net Gains and Losses on Available-for-Sale Debt Securities (Non-U.S. GAAP)	$27,485	$4,729	$22,756	$1.70	$24,558	$3,846	$20,712	$1.68

(1)	Income tax has been allocated based on an income tax rate of 21%. The tax benefit associated with merger-related expenses has been adjusted to reflect the estimated nondeductible portion of the expenses.

Additional highlights related to C&N’s fourth quarter and annual 2019 unaudited earnings results as compared to the third quarter 2019 and comparative periods of 2018 are presented below.

Fourth Quarter 2019 as Compared to Third Quarter 2019

Net income was $5,458,000 in the fourth quarter 2019 as compared to $5,307,000 in the third quarter 2019. Excluding the impact of merger-related expenses and net securities gains, adjusted (non-U.S. GAAP) earnings for the fourth quarter 2019 were $5,706,000, up from similarly adjusted (non-U.S. GAAP) third quarter 2019 earnings of $5,444,000. Other significant variances were as follows:

•	Net interest income increased $14,000 (0.1%) in the fourth quarter 2019 over the total for the third quarter 2019. Average outstanding loans increased $36.0 million (3.2% or 12.8% annualized), mainly as a result of growth in commercial loans from C&N’s new markets in Southeastern PA and York County. Average total deposits decreased $18.6 million, reflecting a seasonal reduction in municipal deposits. In the fourth quarter 2019, additional funding to support loan growth came from an increase in average total borrowed funds of $36.5 million and a $9.0 million decrease in average interest-bearing deposits in other banks. The net interest margin was 3.75% for the fourth quarter 2019, down from 3.81% in the third quarter 2019. The average yield on earning assets decreased 0.07% while the average rate paid on interest-bearing liabilities decreased 0.02%.

•	The provision for loan losses was $652,000 in the fourth quarter 2019, down from $1,158,000 in the third quarter 2019. The provision for the third quarter 2019 included recognition of a specific allowance of $678,000 related to a commercial loan with a balance of $1,261,000 at December 31, 2019 and September 30, 2019.

•	Noninterest income totaled $5,066,000 in the fourth quarter 2019, an increase of $103,000 over the third quarter 2019 amount. Total trust and brokerage revenues of $1,949,000 were up $137,000 from the third quarter 2019, reflecting higher estate fees received, appreciation in the value of assets under management and the benefit of new business generated in recent periods.

•	Noninterest expense, excluding merger-related expenses, totaled $11,834,000 in the fourth quarter 2019, an increase of $348,000 over the third quarter 2019 amount. Significant variances included the following:

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➢	Other noninterest expense increased $201,000. Other expenses in the fourth quarter 2019 included a catch-up adjustment of $100,000 related to incentive-based payments to a consultant. Also, the comparative total of expenses for the third quarter 2019 included a net reduction of $91,000 from adjustments of various accruals from previous periods.

➢	Pensions and other employee benefits expense increased $96,000 in the fourth quarter 2019. Health insurance expense increased $93,000, reflecting an increase in claims on C&N’s partially self-insured health plan.

Fourth Quarter 2019 as Compared to Fourth Quarter 2018

As described above, fourth quarter 2019 net income was $5,458,000, and excluding the impact of merger-related expenses and net securities gains, would be $5,706,000 (non-U.S. GAAP). In comparison, fourth quarter 2018 net income was $5,681,000, and excluding the impact of merger-related expenses and net securities gains, would be $5,795,000 (non-GAAP). Other significant variances were as follows:

•	Fourth quarter 2019 net interest income of $14,291,000 was $2,299,000 (19.2%) higher than the total for the fourth quarter 2018. Total average earning assets increased $317.8 million, including an increase in average loans outstanding of $339.9 million, reflecting the impact of the Monument acquisition and additional loan growth. Total average deposits increased $234.1 million, including deposits assumed from Monument. The net interest margin of 3.75% for the fourth quarter 2019 was 0.26% lower than the fourth quarter 2018 margin of 4.01%. The average yield on earning assets was 0.09% higher in the fourth quarter 2019 as compared to the same period in 2018, while the average rate paid on interest-bearing liabilities increased 0.46% between periods. The increase in average rate on interest-bearing liabilities resulted primarily from comparatively higher rates on time deposits and short-term borrowings assumed from Monument. Accretion and amortization of purchase accounting-related adjustments from marking financial instruments to fair value had a positive effect on net interest income in the fourth quarter 2019 of $153,000, including an increase in income on loans of $311,000 partially offset by increases in interest expense on time deposits of $132,000 and on short-term borrowings of $26,000. The net positive impact to the fourth quarter 2019 net interest margin from accretion and amortization of purchase accounting adjustments was 0.04%.

•	The provision for loan losses was $652,000 for the fourth quarter 2019, an increase of $400,000 over the fourth quarter 2018. The increase in the provision reflected an increase in the allowance due to significant loan growth. The fourth quarter 2019 provision included a charge of $138,000 related to specific loans (increase in specific allowances on loans of $65,000 and net charge-offs of $73,000), a net $425,000 charge attributable to loan growth and a charge of $89,000 related to changes in historical loss and qualitative factors used to estimate the allowance. In comparison, the provision in the fourth quarter 2018 included $304,000 related to the change in total specific allowances on impaired loans, as adjusted for net charge-offs during the period, a charge of $48,000 due to loan growth and a net reduction in expense of $100,000 related to decreases in historical loss and qualitative factors.

•	Total noninterest income for the fourth quarter 2019 was up $26,000 from the fourth quarter 2018 total. Total trust and brokerage revenue increased $186,000 and net gains from sales of residential mortgage loans increased $138,000. Other noninterest income decreased $375,000, as C&N recognized income of $438,000 in the fourth quarter 2018 from a life insurance arrangement in which benefits were split between C&N and the heirs of a former employee.

•	Noninterest expense, excluding merger-related expenses, increased $1,888,000 in the fourth quarter 2019 over the fourth quarter 2018 amount. Significant variances included the following:

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➢	Salaries and wages expense increased $784,000. Salaries and wages from C&N’s new ventures in Southeastern PA and York County totaled $854,000 in the fourth quarter 2019.

➢	Pensions and other employee benefits expense increased $333,000, reflecting an increase in number of personnel resulting mainly from new ventures.

➢	Other noninterest expense increased $339,000. Advertising expenses related to rebranding efforts and other activities were $122,000 higher in the fourth quarter 2019 compared to fourth quarter 2018. Other increases included the $100,000 charge referred to above related to incentive-based consulting fees and an increase of $73,000 in amortization of core deposit intangibles related to the Monument acquisition.

➢	Professional fees expenses increased $158,000, including outsourced technical support for the computer network and other computer system-related consulting fees.

Year Ended December 31, 2019 as Compared to 2018

Net income for the year ended December 31, 2019 was $19,504,000, or $1.46 per diluted share as compared to 2018 net income of $22,013,000 or $1.79 per share. Excluding the impact of merger-related expenses and net securities gains, adjusted (non-U.S. GAAP) earnings for 2019 would be $22,756,000 or $1.70 per share as compared to similarly adjusted (non-GAAP) earnings of $20,712,000 or $1.68 per share for 2018. Other significant variances were as follows:

•	Net interest income was up $8,785,000 (19.2%) in 2019 over 2018, reflecting the benefits of growth, particularly from the Monument acquisition as well as loan growth from the York office (opened in March 2019) and organic loan and deposit growth from C&N’s legacy markets. The net interest margin was 3.86% for 2019, down from 3.90% in 2018. In 2019, the net interest margin included a net positive impact from accretion and amortization of purchase accounting adjustments of 0.04%. The average yield on earning assets in 2019 was up 0.30% over 2018, while the average rate paid on interest-bearing liabilities was up 0.46% between periods. The Monument acquisition and other factors contributed to growth in average noninterest-bearing demand deposits of $39.4 million and average stockholders’ equity (excluding accumulated other comprehensive income) of $33.8 million, which helped to offset some of the impact on the margin of compression in the interest rate spread.

•	The provision for loan losses of $849,000 for 2019 was higher than the 2018 provision by $265,000. Similar to the fourth quarter discussion above, the higher provision in 2019 resulted mainly from significant loan growth. The annual 2019 provision included a net reduction in expense of $232,000 related to specific loans (net decrease in specific allowances on loans of $554,000 and net charge-offs of $322,000), a net $1,193,000 charge attributable to loan growth and a net reduction in expense of $112,000 related to changes in historical loss and qualitative factors and the unallocated portion of the allowance. In comparison, the annual 2018 provision included $457,000 related to the change in total specific allowances on impaired loans, as adjusted for net charge-offs during the period, a charge of $178,000 due to loan growth and a net reduction in expense of $51,000 related to decreases in historical loss and qualitative factors.

•	Noninterest income increased $687,000, or 3.7%, in 2019 over 2018. Total trust and brokerage revenue increased $516,000 as trust revenue reflected growth in assets under management from market value appreciation as well as new business and brokerage revenue increased as a result of an increase in volume. Increases in volume also led to increases in net gains from sales of mortgage loans of $242,000, interchange revenue from debit card transactions of $208,000 and service charges on deposit accounts of $187,000. Other noninterest income decreased $278,000, as the total for 2018 included the impact of the life insurance transaction described above. Loan servicing fees, net, decreased $247,000, as the fair value of servicing rights decreased $331,000 in 2019 as compared to a decrease of $83,000 in 2018. The reduction in valuation of servicing fees at December 31, 2019 reflected the impact of higher assumed mortgage prepayments from lower interest rates.

•	Noninterest expense, excluding merger-related expenses, increased $6,280,000 in 2019 over 2018. Significant variances included the following:

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➢	Salaries and wages expense increased $3,453,000, including $2,707,000 related to C&N’s new ventures in Southeastern PA and York County.

➢	Pensions and other employee benefits increased $578,000, mainly due to the increased number of employees resulting from expansion into new markets.

➢	Other noninterest expense increased $1,454,000. Within other noninterest expense, expenses and net losses on other real estate properties increased $385,000, mainly due to significant costs incurred related to one commercial workout situation. Other increases within this category included increases in advertising expense of $327,000, loan collection expenses of $264,000, amortization of core deposit intangibles of $218,000, consulting related to the overdraft privilege program of $145,000 (including the $100,000 catch-up adjustment in the fourth quarter 2019 referred to above) and credit card operating costs of $111,000. Also, within other noninterest expense, donations expense decreased $249,000 reflecting a 2018 donation of real estate that resulted in expense of $250,000 with no similar item in 2019.

➢	Data processing expenses increased $653,000, including significant increases in software licensing costs associated with lending, Trust and other functions. Other expense increases within this category included consulting expenses related to renegotiation of an interchange processing contract, costs related to product development efforts in connection with a fintech organization and costs from operating two core processing systems for most of the second quarter 2019.

➢	Automated teller machine and interchange expense decreased $201,000, reflecting cost reductions pursuant to a renegotiated service contract.

Other Information:

Changes in other unaudited financial information are as follows:

•	Total assets amounted to $1,654,145,000 at December 31, 2019, up from $1,642,587,000 at September 30, 2019 and up 28.1% from $1,290,893,000 at December 31, 2018.

•	Net loans outstanding (excluding mortgage loans held for sale) were $1,172,386,000 at December 31, 2019, up from $1,130,143,000 at September 30, 2019 and up 43.3% from $818,254,000 at December 31, 2018. In comparing outstanding balances at December 31, 2019 and 2018, total commercial loans increased $225.3 million (63.7%), total residential mortgage loans increased $129.8 million (28.4%) and total consumer loans decreased $0.4 million (2.3%). At December 31, 2019, the outstanding balance of commercial loan participations with other financial entities was $64.6 million, up from $58.5 million at September 30, 2019 and down from $67.3 million at December 31, 2018.

•	Total nonperforming assets as a percentage of total assets was 0.80% at December 31, 2019, down from 0.86% at September 30, 2019 and 1.37% at December 31, 2018. The reduction in this ratio as compared to the level at December 31, 2018 included the impact of acquiring non-impaired loans from Monument in the second quarter 2019 along with reduced balances of loans past due 90 days or more and nonaccrual loans from C&N’s legacy portfolio. Included within nonperforming assets are loans considered impaired upon their purchase from Monument (“PCI Loans”). PCI Loans totaled $441,000 at April 1, 2019 and December 31, 2019.

•	Deposits and repo sweep accounts totaled $1,254,588,000 at December 31, 2019, down from $1,298,649,000 at September 30 2019 and up 20.7% from $1,039,625,000 at December 31, 2018. The reduction in deposits in the fourth quarter 2019 was mainly related to seasonal reductions in deposits maintained by PA municipal entities.

•	Total shareholders’ equity was $244,452,000 at December 31, 2019, up from $242,939,000 at September 30, 2019 and $197,368,000 at December 31, 2018. Within shareholders’ equity, the portion of accumulated other comprehensive income (loss) related to available-for-sale debt securities was $3,511,000 at December 31, 2019 as compared to up from $4,173,000 at September 30, 2019 and ($4,307,000) at December 31, 2018. Fluctuations in accumulated other comprehensive income (loss) related to valuations of available-for-sale debt securities have been caused by changes in interest rates.

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•	Citizens & Northern Bank is subject to various regulatory capital requirements. At December 31, 2019, Citizens & Northern Bank maintains regulatory capital ratios that exceed all capital adequacy requirements. Management expects the Bank to remain well-capitalized for the foreseeable future.

•	Assets under management by C&N’s Trust and Financial Management Group amounted to $1,007,000,000 at December 31, 2019, up from $959,215,000 at September 30, 2019 and up 16.8% from $862,517,000 at December 31, 2018.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, an independent community bank providing complete financial, investment and insurance services through 27 full service offices located in Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron, McKean and Bucks counties in Pennsylvania and in Canisteo and South Hornell, New York. C&N also offers commercial, residential and consumer lending services through offices in York and Warminster in Pennsylvania and Elmira, New York. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on the NASDAQ Capital Market under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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